Exhibit 21.1

PIONEER POWER SOLUTIONS, INC.

Subsidiaries (All 100% Owned)

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation

Pioneer Transformers, Ltd.	Canada
Barnard Granby Realty, Inc.	Canada
Jefferson Electric, Inc.	Delaware
Jefferson Electric Mexico Holdings LLC	Wisconsin
JE Mexican Holdings, Inc.	Delaware
Nexus Custom Magnetics, LLC	Texas
Nexus Magneticos de Mexico, S. de R.L. de C.V.	Mexico
Pioneer Wind Energy Holdings, Inc.	Canada
Pioneer Wind Energy Systems Inc.	Canada
Pioneer Wind Energy Services, Inc.	Delaware
AAER USA Inc.	Delaware
Wind-Smart LLC	Rhode Island